Exhibit 4.14

CONFORMED COPY

SALE AND ASSIGNMENT OF THE

SHAREHOLDERS’ CONTRIBUTION LOAN

1.                                               Parties

1.1                                          Concordia Bus AB (publ) (“Bus”), 556576-4569, a public company incorporated under Swedish law;

1.2                                          Concordia Bus Nordic Holding AB (“Holding”), 556028-1122, a private company incorporated under Swedish law; and

1.3                                          Concordia Bus Nordic AB (publ) (“Nordic”), 556031-8569, a public company incorporated under Swedish law.

2.                                               Background

2.1                                          Concordia owns 100 percent of the shares in Holding and Holding owns 100 percent of the shares in Nordic.

2.2                                          In February 2003 Nordic undertook to make a shareholders’ contribution of SEK 108,273,353 (the “Contribution”) to Bus and this undertaking has been evidenced by a shareholders’ contribution loan agreement dated on or about the date hereof (the “Contribution Loan Agreement”). None of that amount has yet been paid by Nordic to Bus, and Bus consequently has a claim on Nordic in that amount.

2.3                                          As part of a refinancing of the Bus group, in part under a mezzanine facility agreement (the “Mezzanine Facility Agreement”) entered into on or about the dated hereof, Bus has resolved to sell and assign part of its rights to the Contribution to Holding.

3.                                               Sale and Assignment

Bus hereby sells and assigns its rights to receive payment of an amount of SEK 80,000,000 (the “Loan”) of the Contribution to Holding and Holding hereby assumes all such rights, subject to the terms and conditions set out herein. The sale and assignment shall be effective as of the date of this Agreement.

4.                                               Consideration

4.1                                          As consideration for the sale and assignment pursuant to section 3 above, Holding shall pay to Bus, subject to the limitations set out in section 5 below, the Net Amount (as defined below) of all Nordic Payments (as defined below).

4.2                                          As security for Holding’s obligation to make payment on the Loan, subject to the limitations set out in Clause 5 below, Holding shall grant a second ranking pledge of its rights to the Loan in favour of Bus, subject to the First Pledge (as defined below).

5.                                               Limited Recourse

5.1                                          Notwithstanding any provision of this Agreement or in any other agreement between Bus and Holding, Bus agrees that the obligation of Holding and its successors under this Agreement shall be limited to the payment of the Net Amount (as defined below) of each Nordic Payment (as defined below), and in each case to the extent that such Net Amount of a Nordic payment is available to Holding.

5.2                                          For the purposes of this Agreement, the term “Nordic Payments” means each payment made by Nordic from time to time to Holding under the Contribution Loan Agreement in respect of the Loan in accordance with its terms (as amended and restated), and the term “Net Amount” means, at any time, the amount of each such Nordic Payment to the extent not required to be applied by Holding in payment of amounts due under the Tranche C Facility (as defined in the Mezzanine Facility Agreement) in accordance with the Mezzanine Facility Agreement on or about the date such Nordic Payment is to be made. The term “First Pledge” means the first ranking pledge of the Loan made by Holding in favour of the Security Agent to secure the fulfilment by Holding of its obligations under Tranche C of the Mezzanine Facility.

5.3                                          The limitation of Holding’s payment obligations under this section 5 shall apply irrespective of the Contribution Loan Agreement (as amended and restated from time to time) being fully complied with or being prematurely terminated and irrespective of whether Holding’s payment obligation is based on a court decision or otherwise.

5.4                                          Holding’s obligations under this Agreement shall be limited to the Net Amount of Nordic Payments and Holding shall not be obliged to pay any interest on overdue payments.

5.5                                          On and with effect from the date on which Bus submits a Utilisations Request in respect of the Tranche A Facility, Holding hereby sells and assigns all its rights under the Contribution Loan Agreement to Bus and Bus hereby assumes all such rights, subject to the terms and conditions set out herein. Upon such re-transfer, Holding’s obligation under this Agreement shall be discharged in full and Holding shall have no further obligations hereunder.

6.                                               Confirmation

6.1                                          Nordic hereby confirms that it has been duly notified of the sales and assignments in this Agreement and that all future payments on the Contribution (including all accrued interest) will be paid to Holding or in accordance with the instructions of Holding and, upon the re-transfer in accordance with clause 5.5, to Bus or in accordance with Bus’ instructions.

7.                                               Governing law

7.1                                          This Agreement shall be governed by Swedish law.

This document has been executed in three identical copies of which the parties have taken one each.

Date: July 18, 2005

CONCORDIA BUS AB (PUBL)	CONCORDIA BUS NORDIC HOLDING AB

/s/ HARALD ARNKVAERN	/s/ HARALD ARNKVAERN

CONCORDIA BUS NORDIC AB (PUBL)

RAGNAR NORBÄCK